NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (June 14, 2010) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended March 31, 2010, of $3,219,000 or $0.41 per share. This compares to net income of $1,329,000 or $0.17 per share for the quarter ended December 31, 2009, and compares to net income of $4,731,000 or $0.60 per share for the quarter ended March 31, 2009.
     Net income for the six months ended March 31, 2010, was $4,548,000 or $0.58 per share, compared to net income of $8,379,000 or $1.06 per share for the six months ended March 31, 2009.
     The Company recorded a provision for loan losses of $14.0 million during the six months ended March 31, 2010. This compares to a provision for loan losses of $1.3 million during the six months ended March 31, 2009. Management analyzes the adequacy of the allowance for loan losses on a quarterly basis. The provision for loan losses can fluctuate based upon management's assessment of changes in economic conditions, the level of classified assets, and the amount of loan charge-offs and recoveries during the period.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.

                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/10      12/31/09      3/31/09     3/31/10      3/31/09
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   13,119       13,805       11,006       26,924       21,588
Provision for loan losses                   5,000        9,000        1,000       14,000        1,250
Non-interest income                         9,314       10,200        9,230       19,514       14,429
Non-interest expense                       12,320       13,657       11,544       25,977       21,143
Income tax expense                          1,894           19        2,961        1,913        5,245
                                           -------      -------      -------      -------     -------
   Net income                          $    3,219        1,329        4,731        4,548        8,379
                                           =======      =======      =======      =======    ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,460,275    1,527,170    1,549,748    1,460,275   1,549,748
Total loans and mortgage-backed
  and related securities                 1,322,236    1,381,240    1,408,702    1,322,236   1,408,702
Customer and brokered deposit
  accounts                                 869,268      872,357      866,950      869,268     866,950
Stockholders' equity                       165,986      164,852      157,689      165,986     157,689


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     21.10        20.95        20.04        21.10       20.04
Earnings per share                            0.41         0.17         0.60         0.58        1.06
Cash dividends paid per share                0.225        0.225        0.225         0.45        0.45


Return on assets (annualized net income
  divided by total average assets)           0.86%        0.34%        1.23%        0.60%       1.09%

Return on equity (annualized net income
  divided by average stockholders' equity)   7.78%        3.21%       12.13%        5.47%      10.81%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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